                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

- --------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                     Health and Retirement Properties Trust
                (Name of Registrant as Specified In Its Charter)

                     Health and Retirement Properties Trust
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/ / $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2) or
    Item 22 (a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

/X/ Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

- --------------------------------------------------------------------------------

                     HEALTH AND RETIREMENT PROPERTIES TRUST
                               400 CENTRE STREET
                          NEWTON, MASSACHUSETTS 02158

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MAY 14, 1996

To the Shareholders of
  Health and Retirement Properties Trust

     Notice is hereby given that the Annual Meeting of Shareholders of Health and Retirement Properties Trust (the "Company") will be held at 10:00 A.M. on Tuesday, May 14, 1996, at State Street Bank and Trust Company, 225 Franklin Street, 33rd Floor, Boston, Massachusetts, for the following purposes:

        1.  To elect two Trustees in Group I of the Company's Board of Trustees.

        2. To consider and act upon a proposal to amend the Declaration of Trust to allow the Board of Trustees to increase or decrease the authorized capital stock of the Company.

        3. To consider and act upon such other matters as may properly come before the meeting.

     The Board of Trustees has fixed the close of business on March 21, 1996 as the record date for determination of the shareholders entitled to notice of and to vote at the meeting.

                                          By Order of the Board of Trustees,

                                          DAVID J. HEGARTY, Secretary

April 10, 1996

     WHETHER OR NOT YOU EXPECT TO BE AT THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENVELOPE ENCLOSED HEREWITH.

                     HEALTH AND RETIREMENT PROPERTIES TRUST
                               400 CENTRE STREET
                          NEWTON, MASSACHUSETTS 02158

                            ------------------------

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                      TO BE HELD ON TUESDAY, MAY 16, 1996

                                  INTRODUCTION

     A Notice of the Annual Meeting of Shareholders of the Company (the "Meeting") is set forth on the preceding page and there is enclosed herewith a form of proxy solicited by the Board of Trustees of the Company. The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, the Trustees and officers of the Company may solicit proxies personally or by telephone or telegram. This proxy statement is being first sent to shareholders on or about April 11, 1996, together with a copy of the Annual Report to Shareholders for the year ended December 31, 1995 (including audited financial statements of the Company).

     Only shareholders of record as of the close of business on March 21, 1996 (the "Record Date") are entitled to notice of and to vote at the Meeting and/or any adjournment thereof. The outstanding stock of the Company on the Record Date entitled to vote consisted of 66,165,166 common shares of beneficial interest, $.01 par value per share (the "Common Shares"). The holders of the outstanding Common Shares are entitled to one vote per Common Share.

     All Common Shares represented by valid proxies received by the Company prior to the Meeting will be counted for purposes of determining the presence of a quorum and will be voted as specified in the proxy. If no specification is made by the shareholder, the Common Shares will be voted FOR the proposals set forth in Items 1 and 2 below. The proposals set forth in Items 1 and 2 below require the affirmative vote of a majority of the Common Shares issued and outstanding. If a broker indicates on a proxy that it does not have discretionary authority as to certain Common Shares to vote on the proposal set forth in Item 2 below, those Common Shares will not be counted as voting in favor of such proposal. A shareholder giving a proxy has the power to revoke it any time prior to its exercise by delivering to the Secretary of the Company a written revocation or a duly executed proxy bearing a later date, or by attending the Meeting and voting his or her Common Shares in person. Adoption of the proposals presented in this Proxy Statement does not give rise to appraisal rights or other dissenter's rights under Maryland law.

ITEM 1.  ELECTION OF TRUSTEES IN GROUP I OF THE BOARD OF TRUSTEES

     The number of Trustees of the Company currently is fixed at five and the Board of Trustees currently is divided into three groups with two Trustees in Group I, two Trustees in Group II and one Trustee in Group III. Trustees in each Group are elected to three-year terms.

     The business of the Company is conducted under the general direction of the Board of Trustees as provided by the Amended and Restated Declaration of Trust (the "Declaration of Trust") and the Amended and Restated By-Laws of the Company and the laws of the State of Maryland, the state of the Company's organization on October 9, 1986.

     Three of the Trustees, Bruce M. Gans, M.D., the Rev. Justinian Manning, C.P. and Ralph J. Watts are the Company's "Independent Trustees"; that is, Trustees who are not otherwise affiliated with the Company, HRPT Advisors, Inc., a Delaware corporation which is the Company's investment advisor ("Advisors"), or any other person or entity that holds in excess of 8.5% of the issued and outstanding Common Shares of the Company. The Independent Trustees also comprise the Company's Audit Committee. The Company does not have a Compensation Committee or a Nominating Committee.

     During 1995, the Board of Trustees held six meetings. During 1995, each Trustee attended 75% or more of the total number of meetings of the Board and any Committee of which he was a member, except that Dr. Gans attended one of the two meetings held between his election in October and the end of the year. The standing Audit Committee meets with the Company's independent auditors to discuss the procedures for conducting, and the results of, audits of the Company's financial records, and recommends to the Board of Trustees the hiring or retention of independent auditors. It held three meetings during 1995.

     Each Independent Trustee receives an annual fee of $20,000 for services as a Trustee, plus $500 for each meeting of the Board or Board committee attended by such Trustee. The Chairperson of the Audit Committee receives an additional $2,000 annually; such position rotates annually among the Independent Trustees. Each Independent Trustee also receives annual 500 Common Share grants under the Company's 1992 Incentive Share Award Plan. The Company reimburses all Trustees for travel expenses incurred in connection with their duties as Trustees of the Company. The Company has also agreed to pay any Independent Trustee who brings a property to the attention of the Company a fee equal to one percent of any investment made by the Company in the property. No fees have been earned to date by any Independent Trustee with respect to any investments by the Company.

     In connection with the initial public offering of the Company's then wholly-owned subsidiary, Hospitality Properties Trust ("HPT"), in August 1995, Trustees John L. Harrington and Arthur G. Koumantzelis resigned from their positions with the Company and were elected as Trustees of HPT. John G. Murray resigned his positions as Executive Vice President and Chief Financial Officer with the Company and was elected Treasurer and Secretary of and performed the duties of Chief Financial Officer for HPT. Mr. Murray is currently President of and performs the duties of Chief Operating Officer for HPT.

     The present Trustees in Group I are Bruce M. Gans, M.D. and Barry M. Portnoy. If re-elected, Dr. Gans and Mr. Portnoy will hold office until the Company's 1999 Annual Meeting of Shareholders. To be elected, each nominee for Trustee of the Company must receive the vote of a majority of the Shares issued and outstanding. It is the intention of the persons authorized by the enclosed proxy to nominate and elect Dr. Gans and Mr. Portnoy as the Group I Trustees. Advisors, which has voting control over 3,791,416 Common Shares (approximately 5.73% of Common Shares outstanding and entitled to vote) intends to vote in favor of the election of Dr. Gans and Mr. Portnoy as the Group I Trustees. Dr. Gans' and Mr. Portnoy's principal occupations for the past five years and their ages as of April 10, 1996 are as follows:

BRUCE M. GANS, M.D. Age: 49

     Dr. Gans is President of the Rehabilitation Institute of Michigan, a specialty hospital affiliated with Wayne State University School of Medicine, a position he has held since 1989. Dr. Gans is also a Professor and Chairman of the Department of Physical Medicine and Rehabilitation at Wayne State University and a Senior Vice President of the Detroit Medical Center. Dr. Gans has been a Group I Trustee since his election in October 1995 to the seat left vacant by the resignation of John L. Harrington.

BARRY M. PORTNOY Age: 50

     Barry M. Portnoy has been a partner in the law firm of Sullivan & Worcester LLP, counsel to the Company, since 1978, and a Trustee of the Company since its organization in 1986. Mr. Portnoy is a Director and 50% shareholder of Advisors, Connecticut Subacute Corporation ("CSC") and Connecticut Subacute Corporation II ("CSCII"), a Director and 33 1/3% shareholder of each of Vermont Subacute Corporation ("VSC") and New Hampshire Subacute Corporation ("NHSC") and a Managing Trustee of HPT. Mr. Portnoy is also a Director of Horizon/CMS Healthcare Corp. ("Horizon"). Mr. Portnoy was re-elected as a Group I Trustee at the 1993 Annual Meeting of Shareholders and has served as a member of the Board of Trustees since the Company's organization in 1986.

     In addition to Dr. Gans and Mr. Portnoy, the following persons currently serve on the Board of Trustees or serve as executive officers of the Company. Their principal occupations for the last five years and their ages as of April 10, 1996, are as follows:

REV. JUSTINIAN MANNING, C.P. Age: 70

     The Reverend Justinian Manning, C.P., has been, since September 1990, the pastor of St. Gabriel's parish in Brighton, Massachusetts. From 1984 until September 1990, he was the Treasurer of the Provincial Council of the Passionist Provincialate. He is also on the Board of Directors of Charlesview, a low and moderate income housing program, and St. Elizabeth's Hospital Foundation. He is past Treasurer and a former Director of St. Paul's Benevolent, Educational and Missionary Institute, a New Jersey corporation which oversees foundations in Massachusetts, Connecticut, New York, Pennsylvania, Maryland, Florida and the Institute's Overseas Missions. He was formerly on the Board of Directors of St. Paul's Monastery Manor in Pittsburgh, Pennsylvania, a congregate housing facility. He belongs to the Provincial Council of the Passionist Provincialate and is the former Director of Consolidation for the Community. Reverend Manning has been a Trustee of the Company since its organization in 1986 and was re-elected as a Group II Trustee at the 1994 Annual Meeting of Shareholders. His term will expire at the 1997 Annual Meeting of Shareholders.

GERARD M. MARTIN Age: 61

     Gerard M. Martin is a private investor in real estate. Until the merger of Greenery Rehabilitation Group, Inc. ("Greenery") into Horizon in February 1994, Mr. Martin was the Chief Executive Officer and Chairman of the Board of Directors and a 51.4% shareholder of Greenery and was the principal owner and Chief Executive Officer of the predecessors of Greenery since 1975. In connection with the merger, Mr. Martin was elected to the Board of Directors of Horizon. Mr. Martin has been active in the health care and real estate industries for more than 25 years as a manager, developer and builder. Mr. Martin and his wife are the sole shareholders of Regional Home Care, Inc., a corporation providing respiratory therapy services and supplies to clients in New England. Mr. Martin is also a Director and 50% shareholder of each of Advisors, CSC and CSCII, a Director and 33 1/3% shareholder of each of VSC and NHSC and a Managing Trustee of HPT. Mr. Martin has been a Trustee of the Company since its organization in 1986 and was re-elected as a Group II Trustee at the 1994 Annual Meeting of Shareholders. His term will expire at the 1997 Annual Meeting of Shareholders.

RALPH J. WATTS Age: 49

     Mr. Watts is President and CEO of Cardiovascular Ventures, Inc., a privately held company which develops, owns and operates outpatient cardiac catheterization laboratories and is engaged in physician practice management. Prior to assuming this position in 1992, Mr. Watts was President and CEO of Ramsay Health Care, Inc., a publicly owned company which owned and operated 18 hospitals in 13 states and had approximately 2,000 employees. Mr. Watts has served on the Board as a Group III Trustee since October 1995 when he was elected to fill the vacancy left by the resignation of Arthur G. Koumantzelis. His term will expire at the 1998 Annual Meeting of Shareholders.

DAVID J. HEGARTY Age: 39

     David J. Hegarty, a certified public accountant, joined the Company in July 1987 as Treasurer, became Executive Vice President of the Company in July 1993 and President and Chief Operating Officer of the Company in April 1995. Mr. Hegarty has also been the Secretary of the Company since 1987. In April 1995, he also became the President and Chief Operating Officer of Advisors. From January 1984 to July 1987, Mr. Hegarty was an audit manager with Ernst & Young LLP, the Company's independent auditors.

AJAY SAINI Age: 36

     In April 1995, Ajay Saini, a certified public accountant, became the Treasurer of the Company. He has been Vice President and Chief Accounting Officer of Advisors since July 1993, and prior to that he served as Controller of Advisors since June 1990. Following the resignation of John G. Murray in August 1995, Mr. Saini became Chief Financial Officer of the Company. In April 1995, he became Treasurer of Advisors. Prior to joining Advisors, Mr. Saini was a senior accountant at Ernst & Young LLP, the Company's independent auditors.

     There are no family relationships among any Trustees and executive officers of the Company. Executive officers serve at the will of the Board of Trustees.

ITEM 2. PROPOSAL TO AMEND THE DECLARATION OF TRUST TO ALLOW THE BOARD OF TRUSTEES TO INCREASE OR DECREASE THE AUTHORIZED CAPITAL STOCK OF THE COMPANY.

     On March 9, 1996, in response to a recent change in Maryland law, the Board of Trustees approved and recommended for shareholder approval an amendment to the Declaration of Trust (the "Proposed Amendment") which would allow the Board of Trustees to amend the Declaration of Trust to increase or decrease the authorized capital stock of the Company without the requirement of shareholder approval. The Board of Trustees recommends a vote "for" the Proposed Amendment. The full text of the Proposed Amendment to Section 6.1 of the Declaration of Trust is included as Appendix A to this Proxy Statement. If approved by the shareholders, the Proposed Amendment will become effective upon the filing of an amendment to the Declaration of Trust with the State Department of Assessments and Taxation of Maryland, which will occur as soon as reasonably practicable.

PURPOSE AND EFFECT OF THE PROPOSED AMENDMENT

     The Proposed Amendment is in response to a change in Maryland law, effective October 1, 1995, which allows a declaration of trust of a Maryland real estate investment trust to provide that "the board of trustees may amend the declaration of trust to increase or decrease the aggregate number of shares or the number of shares of any class that the trust has authority to issue." The Board of Trustees believes that the Company's ability to finance its growth through acquisitions of properties, merger or otherwise is dependent in part upon ready access to the public equity markets. In order to respond quickly and on an ongoing basis to opportunities for favorable access to the public markets, the Company must be able to issue Shares (as defined below) quickly, as the Board of Trustees deems advisable. In addition, the Company has in the past, and may in the future, acquire properties for a purchase price payable, in whole or in part, in Shares. The Proposed Amendment will facilitate the Company's ability to enter into such transactions. The time and expense of repeated solicitation of proxies to increase the number of authorized Shares may have a material negative impact on the Company's ability to do so in the future. The Company has currently issued 66.17% of its authorized Common Shares. Although the remaining authorized Common Shares, 33,834,834, may be adequate in the near term, it is the belief of the Board of Trustees that the flexibility provided by the Proposed Amendment is in the best interests of the Company and its shareholders.

     The Company has no present intention, agreement or understanding to authorize or issue Shares in excess of those currently authorized nor does it have any present intention, agreement or understanding to decrease the number of Shares authorized. Assuming adoption of the Proposed Amendment, Shares of the Company may be authorized and issued or the number of Shares authorized decreased without further action by the shareholders.

     As with any issuance of equity, the issuance of additional Shares now or in the future could have some dilutive effect upon the earnings per share of the Company and voting rights of the existing shareholders. Such dilution may be greater or lesser depending upon whether such additional Shares are Common or Preferred Shares (as defined below) and, if Preferred Shares, the terms of such Preferred Shares which may be set by the Board of Trustees in its sole discretion.

     The Proposed Amendment is not intended to have an anti-takeover effect. The Proposed Amendment is not being recommended in response to any specific effort of which the Company is aware to obtain control of the Company. The Company is not aware of any existing or planned effort on the part of any person to accumulate significant amounts of its Shares, or to acquire control of the Company by means of a merger, tender offer, proxy solicitation in opposition to management or otherwise.

     For the Company to qualify as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended, in any taxable year, not more than 50% in value of its outstanding Shares may be owned, directly or indirectly by five or fewer individuals during the last six months of such year, and the Shares must be owned by 100 or more persons during at least 335 days of a taxable year or a proportionate part of a taxable year less than 12 months. In connection with the foregoing, if the Trustees shall, at any time and in good faith, be of the opinion that direct or indirect ownership of Shares representing more than 8.5% in value of the total Shares outstanding has or may become concentrated in the hands of one beneficial owner, other than Excepted Persons, as defined in the Declaration of Trust, the Trustees shall have the power to redeem or prohibit the transfer of all or a part of the affected Shares. Further the Declaration of Trust provides that transfers or purported acquisitions, directly, indirectly or by attribution, of Shares, or securities convertible into Shares, that could result in disqualification of the Company as a REIT are null and void and permits the Trustees to repurchase Shares or other securities to the extent necessary to maintain the Company's status as a REIT.

     The Declaration of Trust also requires that Business Combinations, as defined in the Declaration of Trust, between the Company and a beneficial holder of 10% or more of the outstanding Shares (a "Related Person") be approved by the affirmative vote of the holders of at least 75% of the Shares unless (1) the Trustees by unanimous vote or written consent shall have expressly approved in advance the acquisition of the outstanding Shares that caused the Related Person to become a Related Person or shall have approved the Business Combination prior to the Related Person involved in the Business Combination having become a Related Person; or (2) the Business Combination is solely between the Company and a 100% owned affiliate of the Company. As permitted by law, the Company has elected to be governed by such provisions rather than the provisions of Subtitle 6 of Title 3 of the Corporations and Associations Article of the Annotated Code of Maryland regarding business combinations.

     In October 1994 the Board of Trustees adopted a shareholder rights plan (the "Rights Plan") under which one Preferred Share purchase right (a "Right") was distributed for each Common Share. Each Right entitles the holder to buy 1/100th of a Junior Participating Preferred Share (as defined below) at an exercise price of $50. Rights will be exercisable ten days after a person or group acquires beneficial ownership of 10% or more of the Common Shares or begins a tender or exchange offer for 10% or more of the Common Shares or if the Company is involved in certain mergers or business combinations, in either case subject to various exceptions (certain of which require the making of determinations by the Company's Independent Trustees with respect to the proposed transactions). As a general matter, each Right entitles its holder, other than the acquiring person or group or certain related parties, to purchase Common Shares (or, in some cases, cash, property or other securities of the Company) having twice the value of the exercise price. Under certain circumstances, the Company may redeem Rights at a price of $.01 each. Subject to certain limitations, the Rights Plan may be amended from time to time by the Board of Trustees. The Rights are nonvoting and will expire on the tenth anniversary of the adoption of the Rights Plan, unless exercised or previously redeemed by the Company.

     The provisions of the Declaration of Trust and the Rights Plan and the grouping of the Company's Board of Trustees into three groups with staggered terms of office may have the effect of discouraging unilateral tender offers or other takeover proposals or proxy contests which certain shareholders might deem in their interests or pursuant to which they might receive a substantial premium for their Shares. While not proposed for that purpose, the Proposed Amendment will grant to the Board of Trustees greater authority to authorize and issue Shares of any series or class. Such authority could be used in order to discourage, and the existence of such authority could also discourage, such tender offers, proposals or contests. The current provisions discussed above and the Proposed Amendment could also have the effect of insulating current management against the possibility of removal and could, by possibly reducing temporary fluctuations in market price caused by accumulations of Shares, deprive shareholders of opportunities to sell at a temporarily higher market price.

CAPITAL STOCK OF THE COMPANY

     The Declaration of Trust currently authorizes the Company to issue an aggregate of 150,000,000 shares of beneficial interest ("Shares") in the Company, including (i) 100,000,000 Common Shares, par value $.01 per share, and
(ii) 50,000,000 preferred shares of beneficial interest, par value $.01 per share (the "Preferred Shares"). As of March 22, 1996, there were 66,165,166 Shares outstanding, all of which were Common Shares. The Declaration of Trust currently authorizes the Board of Trustees to cause the issuance, without shareholder approval, of classes or series of Preferred Shares from time to time and to set (or change, if the class or series has been previously established) the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms and conditions of redemption of such Preferred Shares that are not prohibited by the Declaration of Trust or applicable law.

     Except as otherwise determined by the Board of Trustees with respect to any class or series of Preferred Shares, all Shares: (i) will participate equally in dividends payable to shareholders when, as and if declared by the Trustees and ratably in net assets available for distribution to shareholders on liquidation or dissolution; (ii) will have one vote per share on all matters submitted to a vote of the shareholders, (iii) will not have cumulative voting rights in the election of Trustees; and (iv) will have no preference, conversion, exchange, sinking fund, redemption rights or preemptive or similar rights.

     After the approval of the Board of Trustees, on November 4, 1994, the Declaration of Trust was amended to create an authorized but unissued class of 1,000,000 Preferred Shares (the "Junior Participating Preferred Shares"). The rights of the Junior Participating Preferred Shares, when and if issued, are as follows. The holder of each Junior Participating Preferred Share is entitled to quarterly dividends in the greater amount of $5 or 100 times the quarterly per share dividend, whether cash or otherwise, declared upon the Common Shares. Dividends on the Junior Participating Preferred Shares are cumulative, and upon failure of the Company to pay such dividends for six quarters, the holders of the Junior Participating Preferred Shares shall be entitled to elect two Trustees. The holder of each Junior Participating Preferred Share is entitled to 100 votes on all matters submitted to a vote of the shareholders. The Junior Participating Preferred Shares have a preference upon liquidation, dissolution or winding up of the Company of $100 per share. The rights of the Junior Participating Preferred Shares are subject to the superior rights of any senior series or class of Preferred Shares which the Board of Trustees shall, from time to time, authorize and issue.

     Upon issuance in accordance with the Declaration of Trust and applicable law, the Company's Shares are fully paid and nonassessable. The holders of Shares do not have preemptive rights with respect to the issuance of additional Shares or other securities of the Company. The authorized but unissued Shares are available for issuance from time to time by the Company at the sole discretion of its Board of Trustees without further action by the Company's shareholders, except as may be required by applicable law or the rules of the New York Stock Exchange or any other stock exchange or national securities association trading system on which the securities may be listed or traded, for any proper trust purpose, which could include raising capital, providing compensation or benefits to employees and others, paying stock dividends or acquiring companies, businesses or properties.

VOTE REQUIRED FOR APPROVAL

     The affirmative vote of the holders of a majority of the Common Shares issued and outstanding is required to adopt the Proposed Amendment.

     THE BOARD OF TRUSTEES RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE PROPOSED AMENDMENT TO THE DECLARATION OF TRUST.

                               OTHER INFORMATION

COMPENSATION OF EXECUTIVE OFFICERS

     The Company does not have any employees; services which otherwise would be provided by employees are performed by Advisors. Payments by the Company to Advisors are described in "Certain Relationships and Related Transactions".

     The following table provides summary compensation information for certain employees of Advisors who performed the duties of executive officers for the Company during 1995:

                           SUMMARY COMPENSATION TABLE

                                       ANNUAL COMPENSATION(1)                   LONG-TERM COMPENSATION
                                -------------------------------------  ------------------------------------
                                                                        RESTRICTED    SECURITIES
     NAME AND                                           OTHER ANNUAL      STOCK       UNDERLYING      LTIP      ALL OTHER
PRINCIPAL POSITION              YEAR   SALARY   BONUS   COMPENSATION    AWARDS (2)   OPTIONS/SARS   PAYOUTS   COMPENSATION
- ------------------              ----   -------  ------  -------------   ----------   -------------  --------  -------------
David J. Hegarty, President &.. 1995    None     None       None         $ 46,125        None         None        None
  Chief Operating Officer       1994    None     None       None         $ 44,250        None         None        None
  (chief executive officer)     1993    None     None       None         $ 25,250        None         None        None

Ajay Saini, Treasurer &........ 1995    None     None       None         $ 30,750        None         None        None
  Chief Financial Officer       1994    None     None       None         $ 22,125        None         None        None
                                1993    None     None       None         $  6,313        None         None        None

Mark J. Finkelstein, President. 1995    None     None       None              -0-        None         None        None
  & Chief Executive Officer(3)  1994    None     None       None         $ 44,250        None         None        None
                                1993    None     None       None         $ 37,875        None         None        None

John G. Murray, Executive...... 1995    None     None       None         $ 30,750        None         None        None
  Vice President & Chief        1994    None     None       None         $ 29,500        None         None        None
  Financial Officer(4)          1993    None     None       None              -0-        None         None        None

- ---------------

(1) Except with respect to incentive share awards, the Company has not paid and has no current plans to pay compensation to its executive officers. Advisors, which conducts the day-to-day operations of the Company, compensated Messrs. Hegarty, Saini, Finkelstein and Murray in connection with their services to Advisors and to the Company.

(2) All incentive share awards have been granted pursuant to the Company's 1992 Incentive Share Award Plan and provide that one third of each annual incentive share award vests immediately upon grant and one third vests on each of the first and second anniversaries of the grant. As a general matter, in the event any executive officer who has been granted an incentive share award ceases to perform the duties of an executive officer of the Company during the vesting period of such award, that executive officer will only be entitled to receive the number of Shares which have vested up to the date of his departure. At December 31, 1995, Messrs. Hegarty and Saini held 10,000 and 4,000 Common Shares granted under annual incentive share awards, respectively, having a value of $162,500 and $65,000, respectively, based upon a $16.25 per share closing price for the Common Shares as reported on the New York Stock Exchange on December 31, 1995. Shares are entitled to dividends as declared by the Company. The dollar amounts shown represent the number of restricted Shares which have vested or continue to be subject to vesting multiplied by the closing price for the Common Shares on the New York Stock Exchange on the date of grant.

(3) Mr. Finkelstein resigned his position April 1, 1995. Because Mr. Finkelstein has provided and provides consulting services to the Company, his Shares continue to vest as scheduled during the period of his consulting arrangements.

                                        8

(4) Mr. Murray resigned in August 1995 in order to take a position with HPT. Because Mr. Murray has provided and provides consulting services to the Company, his Shares continue to vest as scheduled during the period of his consulting arrangements.


PERFORMANCE GRAPH -- COMPARISON OF CUMULATIVE TOTAL RETURN

     The graph below shows, for the years indicated, the Company's cumulative total shareholder return on its Common Shares (assuming a $100 investment on December 31, 1990) as compared with (a) the Standard & Poor's 500 Composite Stock Index and (b) the National Association of Real Estate Investment Trust, Inc.'s index of all tax-qualified real estate investment trusts listed on the New York Stock Exchange, the American Stock Exchange and the NASDAQ/National Market System (NAREIT Index). The comparison assumes all dividends are reinvested.

      Measurement Period
    (Fiscal Year Covered)                HRP        NAREIT Index       S&P 500
1990                                    100.00          100.00          100.00
1991                                    191.00          136.00          131.00
1992                                    182.00          152.00          141.00
1993                                    238.00          180.00          154.00
1994                                    235.00          182.00          157.00
1995                                    313.00          215.00          215.00

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company does not have a standing Compensation Committee; rather, a committee comprised of the Company's Independent Trustees (Dr. Gans, Rev. Manning and Mr. Watts) makes recommendations for grants of Shares under the Company's 1992 Incentive Share Award Plan (the "Plan"), and such recommendations are acted upon by the full Board of Trustees (Dr. Gans, Rev. Manning and Messrs. Watts, Martin and Portnoy). Barry M. Portnoy, a member of the Board of Trustees, is a partner in the firm of Sullivan & Worcester LLP, counsel to the Company.

EXECUTIVE COMPENSATION REPORT

     The Company developed and implemented the Plan in May 1992 in recognition of the following circumstances. First, the Company's Common Shares are primarily a yield vehicle for shareholders and do not appreciate in value in the same manner as other equity securities. Therefore, a conventional stock option plan would not provide appropriate incentives for the Company's management. Second, because the executive officers of the Company are employees of Advisors and not of the Company, and receive their salary compensation from Advisors, the Trustees wished to establish a vehicle which would, among other things, (a) foster a continuing identity of interest between management of the Company and its shareholders, and (b) recognize that the Company's executive officers perform certain duties on behalf of the Company, primarily with regard to shareholder relations and investor communications, which fall outside of the services covered by the investment advisory contract between the Company and Advisors (the "Advisory Agreement"). In granting incentive share awards, the Trustees consider factors such as the amount and terms of restricted Common Shares previously granted to executive officers and the amount of time spent and complexity of the duties performed by executive officers on behalf of the Company, speaking at Company conferences, road shows and making additional presentations, interfacing with analysts and preparing and distributing shareholder reports, materials, statements and other information. The Trustees may impose vesting restrictions or other conditions on the granted Common Shares, which may further promote continuity of management.

     In 1995, David J. Hegarty, President and Chief Operating Officer of the Company, received a grant of 3,000 Common Shares under the Plan, 1,000 Common Shares of which vested immediately upon grant and 1,000 of which will vest on each of the first and second anniversaries of the date of grant. In 1995, Mr. Saini, then Treasurer of the Company, received a grant of 2,000 Common Shares under the Plan, 667 of which vested immediately upon grant; 667 of which will vest on the first anniversary of the grant and 666 of which will vest on the second anniversary thereof. In 1995, Mr. Murray, then Executive Vice President and Chief Financial Officer of the Company, received a grant of 2,000 Common Shares under the Plan, 667 of which vested immediately upon grant; 667 of which will vest on the first anniversary of the grant and 666 of which will vest on the second anniversary thereof. The determination of the number of Common Shares granted to Messrs. Hegarty, Saini and Murray was not specifically based on an estimate of the Company's performance, but instead was based on the consideration of the fair market value of the Common Shares so granted, the number of Common Shares previously granted to each such individual, and the Board's opinion as to the value of the "outside" services to the Company, as discussed above, performed by each of Messrs. Hegarty, Saini and Murray during the year preceding the grant.

                                            BOARD OF TRUSTEES

                                            Bruce M. Gans, M.D.
                                            Rev. Justinian Manning, C.P.
                                            Gerard M. Martin
                                            Barry M. Portnoy
                                            Ralph J. Watts

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership of the Shares by each beneficial owner known to the Company to hold more than 5% of the Shares, each Trustee, certain persons who were executive officers of the Company during 1995 and all executive officers and
Trustees of the Company as a group, as of March 22, 1996. The address of each of the individuals named below is c/o Health and Retirement Properties Trust, 400
Centre Street, Newton, Massachusetts 02158.
                                                                           SHARES
                                                                        BENEFICIALLY
NAME                                                                        OWNED     PERCENTAGE
- ----                                                                    ------------  ----------
Mark J. Finkelstein(1)................................................      4,850        *
Bruce M. Gans, M.D. ..................................................          0        *
David J. Hegarty(2)...................................................     11,000        *
Rev. Justinian Manning, C.P. .........................................      2,000        *
Gerard M. Martin(3)...................................................  3,791,416       5.7%
John G. Murray(4).....................................................      4,000        *
Barry M. Portnoy(3)...................................................  3,791,416       5.7%
Ajay Saini(5).........................................................      4,514        *
Ralph J. Watts........................................................          0        *
All executive officers and Trustees as a group (9
  persons)(1)(2)(3)(4)(5).............................................  3,817,780       5.8%

- ---------------
  * Less than 1% of the Company's outstanding Shares.

(1) Includes 1,000 Common Shares awarded under the 1992 Incentive Share Award Plan which have not yet vested and approximately 1,650 Common Shares held by Mr. Finkelstein's minor children.

(2) Includes 3,000 Common Shares awarded under the 1992 Incentive Share Award Plan which have not yet vested.

(3) Neither Mr. Martin nor Mr. Portnoy owns any Common Shares directly. Advisors, which is wholly owned by Messrs. Martin and Portnoy, owns 1,013,650 Common Shares directly and, solely in its capacity as voting trustee of a voting trust agreement, exercises voting control over 1,000,000 Common Shares owned by AMS Properties, Inc. ("AMSP") and pledged to the Company to secure the obligations of GranCare, Inc., AMSP and GCI Healthcare Centers, Inc. to the Company. Advisors also exercises voting control as proxy over 1,777,766 Common Shares owned by Berlin C.C., Inc., St. Johnsbury C.C., Inc., Rochester C.C., Inc., Springfield C.C., Inc., Bennington C.C., Inc., Burlington, C.C., Inc., The L.P. Corporation and American Health Care, Inc. Messrs. Martin and Portnoy may be deemed to have beneficial ownership of all of these Shares.

(4) Includes 1,999 Common Shares awarded under the 1992 Incentive Share Award Plan which have not yet vested.

(5) Includes 1,833 Common Shares awarded under the 1992 Incentive Share Award Plan which have not yet vested, 500 Common Shares in Mr. Saini's IRA account and approximately 14 Common Shares held by Mr. Saini's minor daughter.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On March 24, 1995, the Company's then wholly owned subsidiary, Hospitality Properties Trust ("HPT"), acquired 21 Courtyard by Marriott(R) hotels for approximately $179.4 million. HPT's acquisition of these properties was funded by the Company under a demand loan (the "HRP Loan") of approximately $163.3 million. The Company funded this transaction with working capital reserves and by drawing

$140.0 million on its revolving credit facility. In August 1995, HPT completed its initial public offering (the "HPT IPO") of 8,350,000 common shares of beneficial interest. HPT used proceeds from the HPT IPO, in part, to repay amounts outstanding on the HRP Loan. Prior to the HPT IPO, the Company's investment in HPT was $1 million, representing 40,000 shares. Concurrent with the completion of the HPT IPO at a price to the public of $25 per share, the Company acquired an additional 3,960,000 common shares of beneficial interest HPT at a per share price of $25 by canceling $99 million of the HRP Loan. The remaining balance of the HRP Loan was repaid to the Company during the fourth quarter of 1995. At December 31, 1995, the Company owned 4,000,000 shares of HPT, representing an equity interest in HPT of approximately 32% and a market value of $107 million.

     Messrs. Martin and Portnoy are directors of Horizon/CMS Healthcare Corporation ("Horizon"); principal shareholders of Connecticut Subacute Corporation ("CSC"), Connecticut Subacute Corporation II ("CSCII"), New Hampshire Subacute Corporation ("NHSC") and Vermont Subacute Corporation ("VSC") (collectively the "Subacute Entities") and were formerly directors of Greenery Rehabilitation Group, Inc. ("Greenery"), which merged with Horizon in 1994. Horizon and the Subacute Entities are lessees of the Company. The Company has extended a $4 million line of credit to CSC until June 30, 1996. At December 31, 1995, there was $1.6 million outstanding under this agreement. The lease and mortgage transactions with the Subacute Entities and Horizon are based on market terms and are generally similar to the Company's lease and mortgage agreements with unaffiliated companies. The former president of the Company is the president of the Subacute Entities. In January 1995, the Company acquired nine facilities located in New Hampshire and Vermont. In connection with this acquisition, the Company leased eight facilities located in Vermont to VSC and one facility located in New Hampshire to NHSC. Rent and interest paid to the Company by the Subacute Entities was $12.0 million in 1995.

     The Company has an agreement with Advisors whereby Advisors provides investment, management and administrative services to the Company. Advisors is owned by Messrs. Martin and Portnoy. The Advisory Agreement provides for an annual advisory fee equal to 0.70% of the Company's Average Invested Capital, as defined in the Advisory Agreement, up to $250 million, and 0.50% of Average Invested Capital equal to or exceeding $250 million; and an annual incentive fee, calculated on the basis of increases in the Company's operating cash flow above threshold amounts (15% of cash flow above the threshold amount of $1.37/Share in 1994, which threshold increases by $.05/Share annually thereafter), but no more than $.01/Share. All incentive fees which may be earned by Advisors will be paid in Common Shares. Advisors' fee will be waived to the extent necessary to limit the Company's total annual operating expenses to the greater of (i) 2% of Average Invested Capital or (ii) 25% of the Company's Net Income determined as set forth in the Advisory Agreement. The aggregate advisory fee paid to Advisors for fiscal year 1995 was $5.2 million, of which approximately $371,000 was attributable to investments in HPT and approximately $545,000 was attributable to investments in the Subacute Entities. The incentive fee award for fiscal year 1995 was $580,000, representing 35,560 Shares, having a market value at December 31, 1995 of $577,850. During 1995, Advisors received $1.4 million in dividends on its owned Common Shares.

     Mr. Portnoy is a partner in the law firm which provides legal services to the Company. Advisors is the general partner of M&P Partners Limited Partnership ("M&P"), which provides management services for the Company's recently acquired medical office buildings and clinics. The Company paid $17,000 in management fees to M&P in 1995. Messrs. Martin and Portnoy each has material interests in the transactions between Advisors and the Company, and between the Subacute Entities and the Company.

     To the extent that the terms of the Company's investments in HPT or in properties owned or leased by the Subacute Entities have been negotiated among related parties, they have not been determined on an arm's-length basis. Investment terms, however, have been based upon independent appraisals of the properties, where available, but the Company has historically placed a greater emphasis on what it believes to be more determinative factors such as cash flow available for rent and debt service. In addition, in some cases these negotiations have been with the representatives of the underwriters of the Company's public offerings. All existing business relationships between the Company, on the one hand, and HPT, Horizon, Advisors, the Subacute Entities and/or their affiliates, on the other hand, have been approved by, and, unless and until any such company no longer has relationships with the Company or its affiliates which are the same or similar to those described above, all such future relationships will be submitted for approval by, majority vote of the Independent Trustees. Mr. Portnoy is a partner in the firm of Sullivan & Worcester LLP, counsel to the Company and to HPT, Advisors, the Subacute Entities and affiliates of each of the foregoing.

     Certain Litigation. Early in 1995, the Company commenced a foreclosure action to enforce indemnities given in connection with the surrender of certain leaseholds to, and the purchase of certain properties by, the Company in 1992. In May 1995, the defendants in the foreclosure action and parties related to the Company's former tenants and sellers asserted claims against the Company, Advisors, Messrs. Martin and Portnoy and others. In November 1995, the Florida court dismissed the foreclosure defendants' counterclaims and third party complaints against all parties, except the Company, for lack of jurisdiction. At this time, the only matter pending in the Florida court appears to be the original foreclosure action by the Company.

     The Company and certain parties brought a declaratory judgment action in the Massachusetts Superior Court to have all matters raised in the counterclaims and third party complaints referred to arbitration. On December 4, 1995, an order was entered by the Massachusetts Superior Court granting the Company's motion for summary judgment and directing arbitration. On December 19, 1995 the foreclosure defendants and related parties filed a new complaint in the United States District Court for the District of Massachusetts realleging many of the same allegations made in the counterclaims and third-party complaints previously brought by them in response to the Company's original foreclosure action, and adding allegations of violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder and violations of RICO. Although the outcomes of the new litigation and the arbitration proceeding are currently indeterminable, the Company and each other defendant named in the new action believes the claims which have been asserted against it are without merit and intends to defend and deny the allegations therein, and the Company intends to pursue the original foreclosure action.

     The Declaration of Trust provides that Trustees, officers, employees and agents of the Company shall be indemnified by the Company against any losses, judgments, liabilities, expenses and amounts paid in settlement of any claims asserted against them by reason of their status, provided that such claims were not the result of willful misfeasance, bad faith, gross negligence or reckless disregard of duty. Were Messrs. Martin and Portnoy to be held liable in the proceedings described above, they may therefore have a claim for indemnification from the Company.

                 COMPLIANCE WITH SECTION 16(A) OF EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Trustees and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership of securities with the Securities and Exchange Commission and the New York Stock Exchange. Executive officers, Trustees and greater than 10% shareholders are required to furnish the Company with copies of all forms they file pursuant to Section 16(a). Based solely on review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that, during the 1995 fiscal year, all filing requirements applicable to its executive officers, Trustees and greater than 10% shareholders were complied with.

                                    AUDITORS

     The Company is not required to submit the selection of its auditor to a vote of shareholders. The Company's independent auditor since its organization in 1986 has been Ernst & Young LLP.

     A representative of Ernst & Young LLP is expected to be present at the Meeting, with the opportunity to make a statement if desired, and is expected to be available to respond to appropriate questions from shareholders who are present at the Meeting.

                             SHAREHOLDER PROPOSALS

     The Company's 1997 Annual Meeting is presently expected to be held on or about May 13, 1997. Proposals of shareholders intended to be presented at the 1997 Annual Meeting must be received not later than December 12, 1996, for inclusion in the Company's proxy statement and proxy for that meeting.

                                 OTHER MATTERS

     As of this time, the Board of Trustees knows of no other matters to be brought before the Meeting. However, if other matters properly come before the Meeting or any adjournment thereof, and if discretionary authority to vote with respect thereto has been conferred by the enclosed proxy, the persons named in the proxy will vote the proxy in accordance with their best judgment as to such matters.

                                          By Order of the Board of Trustees

                                          DAVID J. HEGARTY, Secretary

Newton, Massachusetts
April 10, 1996

                                                                      APPENDIX A

                     HEALTH AND RETIREMENT PROPERTIES TRUST

                       PROPOSED AMENDMENT TO SECTION 6.1
       OF THE THIRD AMENDMENT AND RESTATEMENT OF THE DECLARATION OF TRUST

     Section 6.1 of the Third Amendment and Restatement of the Declaration of Trust is hereby amended to add the following sentence at the end of the first paragraph thereof.

   "The Trustees are hereby expressly authorized at any time, and from time to time, without Shareholder approval, to amend this Declaration to increase or decrease the aggregate number of Shares or the number of Shares of any class that the Trust has the authority to issue."

                    HEALTH AND RETIREMENT PROPERTIES TRUST
                   400 CENTRE STREET, NEWTON, MASSACHUSETTS

          THE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

        The undersigned hereby appoints GERALD M. MARTIN, BARRY M. PORTNOY, and DAVID J. HEGARTY, and each of them, as Proxies of the undersigned, each with the power to appoint his substitute, and hereby authorizes a majority of them, or any one if only one be present, to represent and to vote, as designated below, all the Common Shares of Beneficial Interest of Health and Retirement
Properties Trust held of record by the undersigned or with respect to which the undersigned is entitled to vote or act, at the Annual Meeting of Shareholders to be held on May 14, 1996 or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HERE BY THE UNDERSIGNED SHAREHOLDERS. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

ADDRESS CHANGE/COMMENTS:
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

/X/ PLEASE MARK VOTES AS IN             2.) Amendment to the Declaration to
    THIS EXAMPLE                            allow the Trustees to increase or
                                            decrease the authorized capital
1.) Election of Trustees in Group I:        stock of the Company.

                         FOR ALL
    FOR     WITHHOLD     EXCEPT             FOR     AGAINST     ABSTAIN
    / /        / /         / /              / /       / /         / /

BRUCE M. GANS   BARRY M. PORTNOY

If you do not wish your shares voted
"For" a particular nominee, mark the    3.) In their discretion, the Proxies
"For All Except" box and strike a           are authorized to vote upon such
line through the nominee(s) name.           other business as may properly come
Your shares will be voted for the           before the meeting.
remaining nominee(s).

        RECORD DATE SHARES:                 Mark box at right if
                                            comments or address changes  / /
                                            are noted above.
(Signature) X:             Date:
              ------------      ------
(Signature) X:             Date:
              ------------      ------

NOTE: Please sign exactly as name
      appears hereon. Joint owners
      should each sign. When signing
      as attorney, executor,
      administrator, trustee or
      guardian, please give full
      title as such.